Exhibit 15
Telvent Raises 2005 Revenue and EPS Guidance
Madrid, October 24, 2005 – Telvent GIT S.A. (NASDAQ: TLVT), the Global RealTime IT Company, today announced that it has raised its 2005 revenue and pro forma earnings per share guidance ranges. The Company expects 2005 revenue growth to increase to a range of 12% to 14%, up from the previously announced range of 10% to 12%. This growth does not include any contribution from Telvent’S Miner & Miner or Almos acquisitions.

At the same time, Telvent now expects to report pro forma earnings per share in the range of €0.57 to €0.60, compared to the range of €0.53 to €0.58 announced previously.
Manuel Sánchez Ortega, Telvent chairman and chief executive officer, commented, “The positive momentum in new order bookings that we noted in the first half is continuing, particularly in our key Energy and Traffic Sectors. We are also seeing an increasing number of existing customers upgrading to our higher value-added solutions. With a strong backlog and pipeline, we believe that Telvent is well positioned to deliver solid future growth.”
Telvent (NASDAQ: TLVT), the Global RealTime IT Company, specializes in high value-added solutions for four specific industrial sectors (Energy, Traffic, Transport and Environment) in Europe, North America, Latin America and China.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often are proceeded by words such as “believes,” “expects,” “may,” “anticipates,” “plans,” “intends,” “assumes,” “will” or similar expressions. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Telvent’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the “Risk Factors” described in Telvent’s Annual Report on Form 20-F for the year ended December 31, 2004, filed with the Securities and Exchange Commission on May 13, 2005.
Investor Relations Contacts:
José Ignacio del Barrio
Phone: +34 902-335599
email: jibarrio@telvent.abengoa.com
Mark Jones
Phone: +1 646-284-9414
email: mjones@hfgcg.com